Exhibit 99

CONTACT:	Robert F. Mangano	Joseph M. Reardon
	President & Chief Executive Officer	Sr. Vice President & Treasurer
	(609) 655-4500	(609) 655-4500

PRESS RELEASE  -  FOR IMMEDIATE RELEASE......

1ST CONSTITUTION BANCORP
REPORTS RECORD INCREASES IN NET INCOME
FOR THE THIRD QUARTER AND FOR THE
NINE MONTHS ENDED SEPTEMBER 30, 2013

Cranbury, NJ – November 1, 2013....... 1ST Constitution Bancorp (Nasdaq: FCCY), parent company of 1ST Constitution Bank, reported net income of $1.5 million, or $0.25 per diluted common share, for the quarter ended September 30, 2013, a 12% increase above the $1.4 million, or $0.25 per diluted common share, earned in the third quarter of 2012.

Return on average assets was 0.76% and the return on average equity was 9.25% for the quarter ended September 30, 2013.  This compares to a return on average assets of 0.70% and a return on average equity of 9.24% for the third quarter of 2012.

For the nine months ended September 30, 2013, the Company reported net income of $4.4 million, or $0.72 per diluted common share, a 15% increase in net income when compared to $3.8 million in net income, or $0.70 per diluted common share, reported for the first nine months of 2012.

During the fourth quarter of 2012, the Company concluded a rights offering to existing shareholders that raised approximately $4.8 million of additional equity capital and resulted in the issuance of 555,555 new shares of common stock.  All share and per share data for the respective reporting periods have also been adjusted for a 5% stock dividend paid on common shares on January 31, 2013.  At September 30, 2013, the Company’s tangible book value per common share was $10.39.

Robert F. Mangano, President and Chief Executive Officer, noted, “The growth in third quarter and nine-month earnings in 2013 over their respective periods of 2012 was principally the result of increased non-interest revenues from the sale of SBA loans, retail mortgage originations, and service fees, combined with reduced non-interest expenses primarily associated with lower carrying costs on and write-downs of foreclosed real estate and lower FDIC insurance premium expense.  We continue to maintain our cost containment discipline as evidenced by our ability to control the growth in staff, occupancy, and data processing costs.  These favorable developments were partly offset by declines in net interest revenue resulting largely from reduced mortgage warehouse lending activity.”

Total assets at September 30, 2013 decreased to $790.2 million from $841.0 million at December 31, 2012.  Gross portfolio loans at September 30, 2013 were $362.5 million, down $159.3 million when compared to $521.8 million in loans at December 31, 2012; total investment securities at September 30, 2013 were $252.1 million compared to $225.9 million at December 31, 2012; and total deposits at September 30, 2013 were $686.9 million, down from $707.7 million at December 31, 2012.

Net interest income for the quarter ended September 30, 2013 totaled $6.3 million, a decrease of 13% from the $7.2 million earned for the third quarter of 2012, primarily due to lower average interest earning assets.  Non-interest income increased by 23% to $1.6 million for the quarter ended September 30, 2013 when compared to $1.3 million earned for the third quarter of 2012.

The Company reported net interest margin, on a tax-equivalent basis, of 3.52% for the quarter ended September 30, 2013, representing a decrease of 57 basis points when compared to the 4.09% net interest margin reported for the comparable three months in 2012.  The decrease in margin was primarily the result of decreases in higher-yielding interest-earning assets, primarily driven by decreases in average outstanding loans originated by the Company’s wholesale mortgage banking unit.

For the third quarter of 2013, the loan loss provision amounted to $540,000 compared to $500,000 for the third quarter of 2012.  The Company recorded a net recovery of $11,000 in the third quarter of 2013 versus net charge-offs of $64,000 in the third quarter of 2012.

Non-interest expense decreased 15% to $5.3 million for the third quarter of 2013 compared to $6.2 million for the third quarter of 2012.  The key decrease in non-interest expense was attributable to a $1.1 million reduction in other real estate owned expenses related primarily to lower carrying costs and valuation write-downs of foreclosed real estate.

At September 30, 2013, the allowance for loan losses amounted to $6.8 million, or 1.88% of total loans, compared to $7.2 million, or 1.37% of total loans, at December 31, 2012.  The provision for loan losses for the nine months ended September 30, 2013 was $777,000 compared to $1.6 million for the nine-months ended September 30, 2012, while net charge-offs were $1.1 million and $491,000 for these respective periods.  Total non-performing assets, which include non-accrual loans and OREO, declined $3.7 million to $10.6 million, or 1.34% of total assets, at September 30, 2013 from $14.3 million, or 1.70% of total assets, at December 31, 2012.

The Company’s regulatory capital ratios continue to reflect its strong capital position.  The Company’s total risk-based capital, Tier I capital, and leverage capital were 19.30%, 18.05%, and 10.36%, respectively, at September 30, 2013.  The regulatory requirements to be considered “well-capitalized” for total risk-based capital, Tier 1 capital, and leverage capital are 10%, 6%, and 5%, respectively.

1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, operates fourteen branch banking offices in Cranbury (2), Fort Lee, Hamilton, Hightstown, Hillsborough, Hopewell, Jamesburg, Lawrenceville, Perth Amboy, Plainsboro, Rocky Hill, West Windsor, and Princeton, New Jersey.

1ST Constitution Bancorp is traded on the Nasdaq Global Market under the trading symbol “FCCY” and can be accessed through the Internet at www.1STCONSTITUTION.com

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, a higher level of net loan charge-offs and delinquencies than anticipated, bank regulatory rules, regulations or policies that restrict or direct certain actions, the adoption, interpretation and implementation of new or pre-existing accounting pronouncements, a change in legal and regulatory barriers including issues related to compliance with anti-money laundering and bank secrecy act laws, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1ST Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

1st Constitution Bancorp
Selected Consolidated Financial Data
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in thousands, except per share amounts)	2013	2012	2013	2012
Income Statement Data :
Interest income	$7,339	$8,487	$21,993	$24,428
Interest expense	1,034	1,242	3,243	3,925
Net interest income	6,305	7,245	18,750	20,503
Provision for loan losses	540	500	777	1,650
Net interest income after provision for loan losses	5,765	6,745	17,973	18,853
Non-interest income	1,617	1,317	4,673	3,670
Non-interest expenses	5,254	6,184	16,499	17,170
Income before income taxes	2,128	1,878	6,147	5,353
Income tax expense	605	523	1,742	1,533
Net income	$1,523	$1,355	$4,405	$3,820

Per Common Share Data: (1)
Earnings per common share - Basic	$0.25	$0.25	$0.74	$0.71
Earnings per common share - Diluted	0.25	0.25	0.72	0.70
Tangible book value per common share at the period-end			10.39	10.02
Average common shares outstanding:
Basic	5,991,480	5,378,854	5,960,294	5,360,395
Diluted	6,146,662	5,508,873	6,088,833	5,456,502

Performance Ratios :
Return on average assets	0.76%	0.70%	0.73%	0.67%
Return on average equity	9.25%	9.24%	8.96%	8.98%
Net interest margin (tax-equivalent basis) (2)	3.52%	4.09%	3.48%	3.98%
Efficiency ratio (3)	64.1%	70.6%	68.2%	69.3%

			September 30,	December 31,
			2013	2012
Balance Sheet Data:
Total Assets			$790,169	$840,968
Investment Securities			252,130	225,869
Loans			362,549	521,814
Loans held for sale			14,536	35,960
Allowance for loan losses			(6,820)	(7,151)
Goodwill and other intangible assets			4,957	5,158
Deposits			686,944	707,689
Shareholders' Equity			67,152	65,054

Asset Quality Data :
Loans past due over 90 days and still accruing			$95	$85
Non-accrual loans			7,653	5,878
OREO property			2,809	8,333
Total non-performing assets			$10,557	$14,296

Net charge-offs for the nine-month period and year, respectively			$(1,108)	$(533)
Allowance for loan losses to total loans			1.88%	1.37%
Non-performing loans to total loans			2.14%	1.14%
Non-performing assets to total assets			1.34%	1.70%

Capital Ratios :
1st Constitution Bancorp
Tier 1 capital to average assets			10.36%	9.29%
Tier 1 capital to risk weighted assets			18.05%	11.84%
Total capital to risk weighted assets			19.30%	12.98%
1st Constitution Bank
Tier 1 capital to average assets			10.06%	9.05%
Tier 1 capital to risk weighted assets			17.54%	11.43%
Total capital to risk weighted assets			18.79%	12.57%

(1)	Includes the effect of the 5% stock dividend paid January 31, 2013.
(2)	Represents net interest income on a taxable equivalent basis as a percent of average interest earning assets. The tax equivalent adjustment was $276,000 and $197,000 for the three months ended September 30, 2013 and 2012, respectively, and $784,000 and $596,000 for the nine months ended September 30, 2013 and 2012, respectively.
(3)	Represents non-interest expenses divided by the sum of net interest income on a taxable equivalent basis and non-interest income.